                                    THE LOFT
                                  214 LOFT LANE
                             RALEIGH, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: THE LOFT
    214 LOFT LANE
    RALEIGH, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 184 units with a total of 205,615 square feet of rentable area. The improvements were built in 1975. The improvements are situated on 22.56 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 86% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE LOFT, RALEIGH, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                  ($8,800,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach
June 30, 2003                     Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603

Assisted By:
Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE LOFT, RALEIGH, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary......................................................   4
Introduction...........................................................   9
Area Analysis..........................................................  11
Market Analysis........................................................  14
Site Analysis..........................................................  16
Improvement Analysis...................................................  16
Highest and Best Use...................................................  17

                                    VALUATION

Valuation Procedure....................................................  18
Sales Comparison Approach..............................................  20
Income Capitalization Approach.........................................  26
Reconciliation and Conclusion..........................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LOFT, RALEIGH, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   The Loft
LOCATION:                        214 Loft Lane
                                 Raleigh, North Carolina

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 13, 2003
DATE OF REPORT:                  June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                       22.56 acres, or 982,714 square feet
     Assessor Parcel No.:        1706575340
     Floodplain:                 Community Panel No. 37183C0331E (March 3, 1992)
                                 Flood Zone X, an area outside the floodplain.
     Zoning:                     R-10 (Residential-10)

BUILDING:
     No. of Units:              184 Units
     Total NRA:                 205,615 Square Feet
     Average Unit Size:         1,117 Square Feet
     Apartment Density:         8.2 units per acre
     Year Built:                1975

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                           Square        --------------------      Monthly         Annual
     Unit Type              Feet         Per Unit      Per SF      Income          Income
--------------------------------------------------------------------------------------------
Terrace - 1Bd/1Ba            800           $649        $0.81      $ 18,172        $  218,064
Gable - 1Bd/1Ba            1,035           $719        $0.69      $ 27,322        $  327,864
Pinnacle - 2Bd/1.5Ba       1,045           $749        $0.72      $ 20,972        $  251,664
Veranda - 2Bd/2Ba          1,250           $767        $0.61      $ 49,855        $  598,260
Trellis - 3Bd/2Ba          1,335           $929        $0.70      $ 23,225        $  278,700
                                                       -----      --------        ----------
                                                       Total      $139,546        $1,674,552

OCCUPANCY:                                  86%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              25 Years
REMAINING ECONOMIC LIFE:                    20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LOFT, RALEIGH, NORTH CAROLINA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

      [EXTERIOR-PROPERTY SIGN PICTURE]         [EXTERIOR-OFFICE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LOFT, RALEIGH, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

     As Vacant:             Hold for future multi-family development
     As Improved:           Continuation as its current use

METHOD OF VALUATION:        In this instance, the Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE LOFT, RALEIGH, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                 Amount             $/Unit
---------------------                                 ------             ------
Potential Rental Income                              $1,674,552          $9,101
Effective Gross Income                               $1,498,446          $8,144
Operating Expenses                                   $596,562            $3,242          39.8% of EGI
Net Operating Income:                                $855,883            $4,652

Capitalization Rate                                  9.50%
DIRECT CAPITALIZATION VALUE                          $8,900,000  *       $48,370 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                12%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                      12 months
Terminal Capitalization Rate                         10.00%
Discount Rate                                        11.50%
Selling Costs                                        3.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $8,800,000  *       $47,826 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $8,800,000          $47,826 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $42,151 to $71,277
       Range of Sales $/Unit (Adjusted)              $44,057 to $52,040
VALUE INDICATION - PRICE PER UNIT                    $8,600,000  *       $46,739 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.28 to 7.54
       Selected EGIM for Subject                     5.75
       Subject's Projected EGI                       $1,498,446
EGIM ANALYSIS CONCLUSION                             $8,500,000  *       $46,196 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $8,900,000  *       $48,370 / UNIT

RECONCILED SALES COMPARISON VALUE                    $8,600,000          $46,739 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LOFT, RALEIGH, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $8,600,000
     NOI Per Unit                                    $8,900,000
     EGIM Multiplier                                 $8,500,000
INDICATED VALUE BY SALES COMPARISON                  $8,600,000        $46,739 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $8,900,000
     Discounted Cash Flow Method:                    $8,800,000
INDICATED VALUE BY THE INCOME APPROACH               $8,800,000        $47,826 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $8,800,000        $47,826 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE LOFT, RALEIGH, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 214 Loft Lane, Raleigh, Wake County, North Carolina. Raleigh identifies it as 1706575340.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Chad Walker on May 13, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE LOFT, RALEIGH, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

         MARKETING PERIOD:            6 to 12 months
         EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP Loft LLC. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE LOFT, RALEIGH, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Raleigh, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Falls of Neuse Road
West   - North Hills Road
South  - West Millbrook Road
North  - Lynn Road

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE LOFT, RALEIGH, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                     ----------------------------------------------
CATEGORY                             1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS          MSA
----------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                      12,736            75,037          184,234          1,249,659
5-Year Population                       12,917            77,456          198,599          1,408,794
% Change CY-5Y                             1.4%              3.2%             7.8%              12.7%
Annual Change CY-5Y                        0.3%              0.6%             1.6%               2.5%

HOUSEHOLDS
Current Households                       6,152            32,679           80,360            484,776
5-Year Projected Households              6,278            33,881           86,519            545,189
% Change CY - 5Y                           2.0%              3.7%             7.7%              12.5%
Annual Change CY-5Y                        0.4%              0.7%             1.5%               2.5%

INCOME TRENDS
Median Household Income                $52,448           $67,011          $65,454         $   55,832
Per Capita Income                      $26,937           $32,874          $32,439         $   25,814
Average Household Income               $58,712           $76,329          $74,841         $   66,544

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                46.01%            36.66%          39.21%           33.18%
5-Year Projected % Renting             47.04%            36.75%          38.68%           32.28%

% of Households Owning                 47.82%            57.19%          55.26%           61.69%
5-Year Projected % Owning              46.72%            57.15%          55.97%           63.00%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE LOFT, RALEIGH, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single family residential, Optomist Park Community Center, Sanderson High School

South - Commercial including doctor offices, Allstate, day care

East - Office

West - Single family residential

CONCLUSIONS

The subject is well located within the city of Raleigh. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE LOFT, RALEIGH, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Raleigh in Wake County. The overall pace of development in the subject's market is more or less stable. Currently, there are 176 units under construction in North Raleigh. 468 units of the Columns at Wakefield have been completed in the past six months at Falls Creek and Falls River Road. Additionally, there are 122 units proposed at The Cliffs at Grove Barton Road and Doie Cope Road. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period               Region                                Submarket
--------------------------------------------------------------------
 1Q01                 8.1%                                   10.4%
 3Q01                 9.6%                                    9.6%
 1Q02                12.5%                                   12.5%
 3Q02                12.0%                                   11.7%
 1Q03                12.6%                                   13.7%

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have been steadily rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In comparison, the Raleigh-North Submarket is posting vacancy rates of 13.7%. The vacancy rate has continued to increase in this submarket as more apartment complexes have been built.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period              Region              % Change        Submarket      % Change
-------------------------------------------------------------------------------
 1Q01                $746                  -               $727            -
 3Q01                $763                 2.3%             $746           2.6%
 1Q02                $764                 0.1%             $747           0.1%
 3Q02                $761                -0.4%             $746          -0.1%
 1Q03                $758                -0.4%             $739          -0.9%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE LOFT, RALEIGH, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.        Property Name            Units         Ocpy.     Year Built                  Proximity to subject
-------------------------------------------------------------------------------------------------------------------------
  R-1        Shellbrook                238           88%         1971           0.70 mile to the west of the subject
  R-2        Archstone Ridgewood       228           93%         1986           0.50 mile to the north of the subject
  R-3        Paces Arbor               101           89%         1986           0.75 mile to the northwest of the subject
  R-4        Laurel Springs            122           98%         1986           0.70 mile to the north of the subject
  R-5        Lynnwood Park             152           89%         1982           1.0 mile to the west of the subject
Subject      The Loft                  184           86%         1975

The Raleigh-Central submarket as well as the Triangle as a whole has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the Southwest submarket was $739, which is $19 below the Region at $758. However, rates are currently stabilizing and remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE LOFT, RALEIGH, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   22.56 acres, or 982,714 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          37183C0331E, dated March 3, 1992
     Flood Zone               Zone X
  Zoning                      R-10, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                  ASSESSED VALUE - 2003
                     --------------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER           LAND           BUILDING          TOTAL           MILL RATE          TAXES
---------------------------------------------------------------------------------------------------
 1706575340          $1,472,000       $7,371,214       $8,843,214         0.00991          $87,602

IMPROVEMENT ANALYSIS

  Year Built                  1975
  Number of Units             184
  Net Rentable Area           205,615 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              basketball court, volleyball court, sand volleyball, tennis court, gym room, playground, barbeque equipment, laundry room, billiards, and parking area.

  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE LOFT, RALEIGH, NORTH CAROLINA

                               disposal, and oven.

   Unit Mix:

                                                Unit Area
Unit Type                  Number of Units      (Sq. Ft.)
---------------------------------------------------------
Terrace - 1Bd/1Ba                28                 800
Gable - 1Bd/1Ba                  38               1,035
Pinnacle - 2Bd/1.5Ba             28               1,045
Veranda - 2Bd/2Ba                65               1,250
Trellis - 3Bd/2Ba                25               1,335

  Overall Condition                   Average
  Effective Age                       25 years
  Economic Life                       45 years
  Remaining Economic Life             20 years
  Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1975 and consist of a 184-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE LOFT, RALEIGH, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE LOFT, RALEIGH, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE LOFT, RALEIGH, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
THE LOFT, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE                     COMPARABLE
         DESCRIPTION                            SUBJECT                           I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------------
     Property Name                   The Loft                        Cottages of Stonehenge          Calibre Chase
LOCATION:
     Address                         214 Loft Lane                   7600 Falcon Rest Circle         231 Calibre Chase Drive
     City, State                     Raleigh, North Carolina         Raleigh, North Carolina         Raleigh, North Carolina
     County                          Wake                            Wake                            Wake
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)          205,615                         235,400                         171,312
     Year Built                      1975                            1986                            1988
     Number of Units                 184                             188                             192
     Unit Mix:                            Type                Total    Type                   Total        Type              Total
                                     Terrace - 1Bd/1Ba          28   2Br/2.5Ba                 139   1Br/1Ba - Type 1          48
                                     Gable - 1Bd/1Ba            38   3Br/2.5Ba                  49   1Br/1Ba - Type 2          48
                                     Pinnacle - 2Bd/1.5Ba       28                                   1Br/1Ba - Type 3          24
                                     Veranda - 2Bd/2Ba          65                                   2Br/2Ba                   72
                                     Trellis - 3Bd/2Ba          25
     Average Unit Size (SF)          1,117                           1,252                           892
     Land Area (Acre)                22.5600                         19.5100                         7.0100
     Density (Units/Acre)            8.2                             9.6                             27.4
     Parking Ratio (Spaces/Unit)     1.66                            N/A                             N/A
     Parking Type (Gr., Cov., etc.)  Open                            Open                            Open
CONDITION:                           Average                         Good                            Good
APPEAL:                              Average                         Good                            Good
AMENITIES:
     Pool/Spa                        Yes/No                          Yes/Yes                         Yes/No
     Gym Room                        Yes                             Yes                             Yes
     Laundry Room                    Yes                             No                              No
     Secured Parking                 No                              No                              No
     Sport Courts                    No                              Yes                             Yes
     Washer/Dryer Connection         Yes                             Yes                             Yes
     Fireplaces                      Yes                             Yes                             Yes
     Other
OCCUPANCY:                           86%                             91%                             98%
TRANSACTION DATA:
     Sale Date                                                       July, 2002                      November, 2001
     Sale Price ($)                                                  $13,400,000                     $11,755,000
     Grantor                                                         Daniel Mid-Atlantic Properties  SWA Acquisitions LTD
                                                                     II
     Grantee                                                         Sterling Apartments LLC         Wilson Investment Properties
                                                                                                     Inc.
     Sale Documentation                                              Book 09505 Page 0045            Book 09142 Page 2745
     Verification                                                    Wake County Records             Wake County Records
     Telephone Number
ESTIMATED PRO-FORMA:                                                  Total $       $/Unit    $/SF     Total $     $/Unit     $/SF
     Potential Gross Income                                          $1,953,497    $10,391    $8.30  $1,890,720    $9,848    $11.04
     Vacancy/Credit Loss                                             $  175,815    $   935    $0.75  $   75,629    $  394    $ 0.44
     Effective Gross Income                                          $1,777,682    $ 9,456    $7.55  $1,815,091    $9,454    $10.60
     Operating Expenses                                              $  797,443    $ 4,242    $3.39  $  705,889    $3,677    $ 4.12
     Net Operating Income                                            $  980,239    $ 5,214    $4.16  $1,109,202    $5,777    $ 6.47
NOTES:
     PRICE PER UNIT                                                                $71,277                        $61,224
     PRICE PER SQUARE FOOT                                                         $ 56.92                        $ 68.62
     EXPENSE RATIO                                                                    44.9%                          38.9%
     EGIM                                                                             7.54                           6.48
     OVERALL CAP RATE                                                                 7.32%                          9.44%
-----------------------------------------------------------------------------------------------------------------------------------
     Cap Rate based on Pro Forma or Actual Income?                                  ACTUAL                         ACTUAL
-----------------------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE                    COMPARABLE                     COMPARABLE
         DESCRIPTION                             I - 3                         I - 4                          I - 5
--------------------------------------------------------------------------------------------------------------------------------
     Property Name                   Polo Run                       Hidden Creek                   Sedgewood Green
LOCATION:
     Address                         1803 Hillock Drive             5601 Old Wake Forest Road      3917 Knickerbocker Parkway
     City, State                     Raleigh, North Carolina        Raleigh, North Carolina        Raleigh, North Carolina
     County                          Wake                           Wake                           Wake
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)          307,630                        203,500                        230,196
     Year Built                      1971                           1979                           1990
     Number of Units                 278                            200                            228
     Unit Mix:                        Type                   Total   Type                   Total        Type              Total
                                     1Br/1Ba                   50   1Br/1Ba                   50   1Br/1Ba - Type 1          36
                                     2Br/2Ba                  168   2Br/2Ba                  110   1Br/1Ba - Type 2          36
                                     3Br/2Ba                   60   3Br/2Ba                   40   1Br/1Ba - Type 3          36
                                                                                                   2Br/2Ba                   60
                                                                                                   3Br/2Ba                   60
     Average Unit Size (SF)          1,107                          1,018                          1,010
     Land Area (Acre)                28.3200                        19.7700                        22.8400
     Density (Units/Acre)            9.8                            10.1                           10.0
     Parking Ratio (Spaces/Unit)     N/A                            N/A                            N/A
     Parking Type (Gr., Cov., etc.)  Open                           Open                           Open/Garage
CONDITION:                           Average                        Average                        Good
APPEAL:                              Average                        Average                        Good
AMENITIES:
     Pool/Spa                        Yes/No                         Yes/Yes                        Yes/No
     Gym Room                        Yes                            Yes                            Yes
     Laundry Room                    Yes                            Yes                            Yes
     Secured Parking                 No                             No                             No
     Sport Courts                    Yes                            Yes                            Yes
     Washer/Dryer Connection         Yes                            Yes                            Yes
     Fireplaces                      No                             Yes                            Yes
     Other
OCCUPANCY:                           94%                            92%                            97%
TRANSACTION DATA:
     Sale Date                       October, 2001                  October, 2001                  November, 2000
     Sale Price ($)                  $11,718,000                    $9,862,835                     $14,350,000
     Grantor                         New Plan of Polo Run Inc.      Schaedle Worthington Hyde      ERI NC Inc.
                                                                    Properties, LP
     Grantee                         CK Polo Run LLC                Hidden Creek Partners LP       Segdewood Green Apartments
                                                                                                   LLC
     Sale Documentation              Book 09101 Page 1868           Book 09117 Page 1624           Book 08746 Page 0269
     Verification                    Wake County Records            Wake County Records            Wake County Records
     Telephone Number
ESTIMATED PRO-FORMA:                   Total $     $/Unit     $/SF   Total $      $/Unit     $/SF   Total $      $/Unit     $/SF
     Potential Gross Income          $2,362,560    $8,498    $7.68  $1,731,960    $8,660    $8.51  $1,979,381    $8,681    $8.60
     Vacancy/Credit Loss             $  141,754    $  510    $0.46  $  138,557    $  693    $0.68  $   59,381    $  260    $0.26
     Effective Gross Income          $2,220,806    $7,989    $7.22  $1,593,403    $7,967    $7.83  $1,920,000    $8,421    $8.34
     Operating Expenses              $  999,363    $3,595    $3.25  $  717,031    $3,585    $3.52  $  729,600    $3,200    $3.17
     Net Operating Income            $1,221,443    $4,394    $3.97  $  876,372    $4,382    $4.31  $1,190,400    $5,221    $5.17
NOTES:
     PRICE PER UNIT                                $42,151                        $49,314                        $62,939
     PRICE PER SQUARE FOOT                         $ 38.09                        $ 48.47                        $ 62.34
     EXPENSE RATIO                                    45.0%                          45.0%                          38.0%
     EGIM                                             5.28                           6.19                           7.47
     OVERALL CAP RATE                                10.42%                          8.89%                          8.30%
--------------------------------------------------------------------------------------------------------------------------------
     Cap Rate based on Pro Forma or Actual Income? PRO FORMA                     PRO FORMA                         ACTUAL
--------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE LOFT, RALEIGH, NORTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,151 to $71,277 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,057 to $52,040 per unit with a mean or average adjusted price of $46,707 per unit. The median adjusted price is $46,330 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $8,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE LOFT, RALEIGH, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                                   COMPARABLE                       COMPARABLE
               DESCRIPTION                            SUBJECT                        I - 1                            I - 2
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                               The Loft                   Cottages of Stonehenge           Calibre Chase

  Address                                     214 Loft Lane              7600 Falcon Rest Circle          231 Calibre Chase Drive

  City                                        Raleigh, North Carolina    Raleigh, North Carolina          Raleigh, North Carolina
  Sale Date                                                              July, 2002                       November, 2001
  Sale Price ($)                                                         $13,400,000                      $11,755,000
  Net Rentable Area (SF)                      205,615                    235,400                          171,312
  Number of Units                             184                        188                              192
  Price Per Unit                                                         $71,277                          $61,224
  Year Built                                  1975                       1986                             1988
  Land Area (Acre)                            22.5600                    19.5100                          7.0100
VALUE ADJUSTMENTS                                  DESCRIPTION                 DESCRIPTION       ADJ.         DESCRIPTION      ADJ.
-----------------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed                    Fee Simple Estate          Fee Simple Estate         0%     Fee Simple Estate      0%
  Financing                                                              Cash To Seller            0%     Cash To Seller         0%
  Conditions of Sale                                                     Arm's Length              0%     Arm's Length           0%
  Date of Sale (Time)                                                    07-2002                   0%     11-2001                0%
                                                                         ----------------------------     -------------------------
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                                     $71,277                       $61,224
                                                                         ----------------------------     -------------------------
  Location                                                               Superior                -20%     Comparable             0%
  Number of Units                             184                        188                       0%     192                    0%
  Quality / Appeal                            Average                    Superior                 -5%     Superior              -5%
  Age / Condition                             1975                       1986 / Good              -5%     1988 / Good           -5%
  Occupancy at Sale                           86%                        91%                      -5%     98%                  -10%
  Amenities                                   Good                       Comparable                0%     Comparable             0%
  Average Unit Size (SF)                      1,117                      1,252                     0%     892                    5%
                                              -----------------          ----------------------------     -------------------------
PHYSICAL ADJUSTMENT                                                                              -35%                          -15%
                                              -----------------          ----------------------------     -------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                                           $46,330                       $52,040
                                              -----------------          ----------------------------     -------------------------

                                                    COMPARABLE                   COMPARABLE                     COMPARABLE
                DESCRIPTION                           I - 3                        I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                            Polo Run                      Hidden Creek                  Sedgewood Green

  Address                                  1803 Hillock Drive            5601 Old Wake Forest Road     3917 Knickerbocker Parkway

  City                                     Raleigh, North Carolina       Raleigh, North Carolina       Raleigh, North Carolina
  Sale Date                                October, 2001                 October, 2001                 November, 2000
  Sale Price ($)                           $11,718,000                   $9,862,835                    $14,350,000
  Net Rentable Area (SF)                   307,630                       203,500                       230,196
  Number of Units                          278                           200                           228
  Price Per Unit                           $42,151                       $49,314                       $62,939
  Year Built                               1971                          1979                          1990
  Land Area (Acre)                         28.3200                       19.7700                       22.8400
VALUE ADJUSTMENTS                              DESCRIPTION         ADJ.   DESCRIPTION            ADJ.     DESCRIPTION         ADJ.
---------------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed                 Fee Simple Estate        0%   Fee Simple Estate        0%   Fee Simple Estate       0%
  Financing                                Cash To Seller           0%   Cash To Seller           0%   Cash To Seller          0%
  Conditions of Sale                       Arm's Length             0%   Arm's Length             0%   Arm's Length            0%
  Date of Sale (Time)                      10-2001                  0%   10-2001                  0%   11-2000                 0%
                                           ---------------------------   ---------------------------   --------------------------
VALUE AFTER TRANS. ADJUST. ($/UNIT)                   $42,151                       $49,314                       $62,939
                                           ---------------------------   ---------------------------   --------------------------
  Location                                 Comparable               0%   Superior                -5%   Comparable              0%
  Number of Units                          278                      5%   200                      0%   228                     0%
  Quality / Appeal                         Comparable               0%   Comparable               0%   Superior              -10%
  Age / Condition                          1971 / Average           0%   1979 / Average           0%   1990 / Good           -20%
  Occupancy at Sale                        94%                      0%   92%                      0%   97%                     0%
  Amenities                                Comparable               0%   Comparable               0%   Comparable              0%
  Average Unit Size (SF)                   1,107                    0%   1,018                    0%   1,010                   0%
PHYSICAL ADJUSTMENT                                                 5%                           -5%                         -30%
                                           ---------------------------   ---------------------------   --------------------------
FINAL ADJUSTED VALUE ($/UNIT)                         $44,259                       $46,848                       $44,057
                                           ---------------------------   ---------------------------   --------------------------

SUMMARY

VALUE RANGE (PER UNIT)                            $44,057      TO     $52,040
MEAN (PER UNIT)                                   $46,707
MEDIAN (PER UNIT)                                 $46,330
VALUE CONCLUSION (PER UNIT)                       $47,000

VALUE OF IMPROVEMENT & MAIN SITE                               $8,648,000
  LESS: LEASE-UP COST                                         -$   32,000
  PV OF CONCESSIONS                                           -$   62,000
VALUE INDICATED BY SALES COMPARISON APPROACH                   $8,554,000
ROUNDED                                                        $8,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE LOFT, RALEIGH, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                        SALE PRICE                   NOI/       SUBJECT NOI
COMPARABLE    NO. OF    ----------                ----------   --------------    ADJUSTMENT      INDICATED
   NO.        UNITS     PRICE/UNIT       OAR       NOI/UNIT    SUBJ. NOI/UNIT      FACTOR        VALUE/UNIT
-----------------------------------------------------------------------------------------------------------
   I-1         188      $13,400,000     7.32%     $  980,239      $855,883          0.892          $63,587
                        -----------               ----------      --------
                        $    71,277               $    5,214      $  4,652
   I-2         192      $11,755,000     9.44%     $1,109,202      $855,883          0.805          $49,296
                        -----------               ----------      --------
                        $    61,224               $    5,777      $  4,652
   I-3         278      $11,718,000    10.42%     $1,221,443      $855,883          1.059          $44,625
                        -----------               ----------      --------
                        $    42,151               $    4,394      $  4,652
   I-4         200      $ 9,862,835     8.89%     $  876,372      $855,883          1.062          $52,349
                        -----------               ----------      --------
                        $    49,314               $    4,382      $  4,652
   I-5         228      $14,350,000     8.30%     $1,190,400      $855,883          0.891          $56,073
                        -----------               ----------      --------
                        $    62,939               $    5,221      $  4,652

                PRICE/UNIT                                  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-------------------------------------------------------------------------------------------------------------
Low               High           Average        Median      Estimated Price Per Unit              $    49,000
                                                                                                  -----------
$44,625         $63,587          $53,186       $52,349      Number of Units                               184

                                                            Value                                 $ 9,016,000
                                                              Less: Lease-Up Cost                -$    32,000
                                                              PV of Concessions                  -$    62,000
                                                                                                  -----------
                                                            Value Based on NOI Analysis           $ 8,922,000
                                                                                Rounded           $ 8,900,000

The adjusted sales indicate a range of value between $44,625 and $63,587 per unit, with an average of $53,186 per unit. Based on the subject's competitive position within the improved sales, a value of $49,000 per unit is estimated. This indicates an "as is" market value of $8,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE LOFT, RALEIGH, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                        SALE PRICE
COMPARABLE    NO. OF    ----------        EFFECTIVE        OPERATING                   SUBJECT
   NO.        UNITS     PRICE/UNIT       GROSS INCOME       EXPENSE       OER       PROJECTED OER      EGIM
-----------------------------------------------------------------------------------------------------------
   I-1         188      $13,400,000       $1,777,682       $797,443      44.86%                        7.54
                        -----------
                        $    71,277
   I-2         192      $11,755,000       $1,815,091       $705,889      38.89%                        6.48
                        -----------
                        $    61,224
   I-3         278      $11,718,000       $2,220,806       $999,363      45.00%                        5.28
                        -----------                                                    39.81%
                        $    42,151
   I-4         200      $ 9,862,835       $1,593,403       $717,031      45.00%                        6.19
                        -----------
                        $    49,314
   I-5         228      $14,350,000       $1,920,000       $729,600      38.00%                        7.47
                        -----------
                        $    62,939

                   EGIM                         VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
------------------------------------------------------------------------------------------------------
Low       High     Average     Median       Estimate EGIM                                         5.75
                                                                                           -----------
5.28      7.54     6.59        6.48         Subject EGI                                    $ 1,498,446

                                            Value                                          $ 8,616,063
                                              Less: Lease-Up Cost                         -$    32,000
                                              PV of Concessions                           -$    62,000
                                                                                           -----------
                                            Value Based on EGIM Analysis                   $ 8,522,063
                                                                           Rounded         $ 8,500,000

                                                         Value Per Unit                    $    46,196

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 39.81% before reserves. The comparable sales indicate a range of expense ratios from 38.00% to 45.00%, while their EGIMs range from 5.28 to 7.54. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $8,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,600,000.

Price Per Unit                        $8,600,000
NOI Per Unit                          $8,900,000
EGIM Analysis                         $8,500,000

Sales Comparison Conclusion           $8,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE LOFT, RALEIGH, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE LOFT, RALEIGH, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area      ------------------------
    Unit Type            (Sq. Ft.)      Per Unit          Per SF       %Occupied
--------------------------------------------------------------------------------
Terrace - 1Bd/1Ba           800           $650             $0.81         96.4%
Gable - 1Bd/1Ba            1035           $720             $0.70         89.5%
Pinnacle - 2Bd/1.5Ba       1045           $752             $0.72         82.1%
Veranda - 2Bd/2Ba          1250           $767             $0.61         76.9%
Trellis - 3Bd/2Ba          1335           $932             $0.70         96.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE LOFT, RALEIGH, NORTH CAROLINA

                                 RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                               ------------------------------------------------------
                                                                  R-1         R-2         R-3        R-4      R-5
                                                               ------------------------------------------------------
                                                                           Archstone               Laurel   Lynnwood
                                                               Shellbrook  Ridgewood  Paces Arbor  Springs    Park
                                                               ------------------------------------------------------
                                             SUBJECT  SUBJECT                  COMPARISON TO SUBJECT
                            SUBJECT UNIT      ACTUAL  ASKING   ------------------------------------------------------
     DESCRIPTION                TYPE          RENT     RENT     Similar     Similar    Similar    Similar   Similar
---------------------------------------------------------------------------------------------------------------------
Monthly Rent              TERRACE -          $  650   $  649    $  487      $  550      $  620     $  709
Unit Area (SF)            1Bd/1BA               800      800       743         710         788        933
Monthly Rent Per Sq. Ft.                     $ 0.81   $ 0.81    $ 0.66      $ 0.77      $ 0.79     $ 0.76

Monthly Rent              GABLE - 1Bd/1Ba    $  720   $  719    $  675      $  600      $  670
Unit Area (SF)                                1,035    1,035       996         836         938
Monthly Rent Per Sq. Ft.                     $ 0.70   $ 0.69    $ 0.68      $ 0.72      $ 0.71

Monthly Rent              PINNACLE -         $  752   $  749
Unit Area (SF)            2Bd/1.5Ba           1,045    1,045
Monthly Rent Per Sq. Ft.                     $ 0.72   $ 0.72

Monthly Rent              VERANDA -          $  767   $  799    $  700                  $  730     $  887   $  690
Unit Area (SF)            2Bd/2Ba             1,250    1,250     1,071                   1,136      1,375    1,200
Monthly Rent Per Sq. Ft.                     $ 0.61   $ 0.64    $ 0.65                  $ 0.64     $ 0.65   $ 0.58

Monthly Rent              TRELLIS - 3Bd/2Ba  $  932   $  929
Unit Area (SF)                                1,335    1,335
Monthly Rent Per Sq. Ft.                     $ 0.70   $ 0.70

DESCRIPTION                MIN          MAX          MEDIAN         AVERAGE
---------------------------------------------------------------------------
Monthly Rent              $  487       $  709        $  585          $  592
Unit Area (SF)               710          933           766             794
Monthly Rent Per Sq. Ft.  $ 0.66       $ 0.79        $ 0.77          $ 0.74

Monthly Rent              $  600       $  675        $  670          $  648
Unit Area (SF)               836          996           938             923
Monthly Rent Per Sq. Ft.  $ 0.68       $ 0.72        $ 0.71          $ 0.70

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent              $  690       $  887        $  715          $  752
Unit Area (SF)             1,071        1,375         1,168           1,195
Monthly Rent Per Sq. Ft.  $ 0.58       $ 0.65        $ 0.64          $ 0.63

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                    Market Rent
                                                  Unit Area    --------------------       Monthly        Annual
     Unit Type           Number of Units          (Sq. Ft.)    Per Unit      Per SF       Income         Income
-----------------------------------------------------------------------------------------------------------------
Terrace - 1Bd/1Ba              28                     800        $649         $0.81      $ 18,172      $  218,064
Gable - 1Bd/1Ba                38                   1,035        $719         $0.69      $ 27,322      $  327,864
Pinnacle - 2Bd/1.5Ba           28                   1,045        $749         $0.72      $ 20,972      $  251,664
Veranda - 2Bd/2Ba              65                   1,250        $767         $0.61      $ 49,855      $  598,260
Trellis - 3Bd/2Ba              25                   1,335        $929         $0.70      $ 23,225      $  278,700
                                                                              Total      $139,546      $1,674,552

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE LOFT, RALEIGH, NORTH CAROLINA

                    SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000         FISCAL YEAR 2001          FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                     ACTUAL                    ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,649,162   $    8,963   $1,658,932   $    9,016   $1,595,984   $    8,674

  Vacancy                   $  118,079   $      642   $  133,727   $      727   $  163,897   $      891
  Credit Loss/Concessions   $   41,754   $      227   $   69,821   $      379   $   27,978   $      152
                            ---------------------------------------------------------------------------
    Subtotal                $  159,833   $      869   $  203,548   $    1,106   $  191,875   $    1,043

  Laundry Income            $    3,236   $       18   $    2,179   $       12   $    2,075   $       11
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $   38,750   $      211   $   37,919   $      206   $   23,952   $      130
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $   41,986   $      228   $   40,098   $      218   $   26,027   $      141

                            ---------------------------------------------------------------------------
Effective Gross Income      $1,531,315   $    8,322   $1,495,482   $    8,128   $1,430,136   $    7,772

Operating Expenses
  Taxes                     $   92,053   $      500   $   44,862   $      244   $  135,161   $      735
  Insurance                 $   15,913   $       86   $   34,837   $      189   $   37,650   $      205
  Utilities                 $   64,702   $      352   $   76,646   $      417   $   51,245   $      279
  Repair & Maintenance      $   99,596   $      541   $   87,219   $      474   $  102,092   $      555
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping               $   29,812   $      162   $   22,504   $      122   $   28,600   $      155
  Security                  $        0   $        0   $    1,857   $       10   $      750   $        4
  Marketing & Leasing       $   33,376   $      181   $   21,230   $      115   $   22,410   $      122
  General Administrative    $  198,186   $    1,077   $  205,401   $    1,116   $  201,766   $    1,097
  Management                $   78,642   $      427   $   79,757   $      433   $   74,765   $      406
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Total Operating Expenses    $  612,280   $    3,328   $  574,313   $    3,121   $  654,439   $    3,557

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Net Income                  $  919,035   $    4,995   $  921,169   $    5,006   $  775,697   $    4,216

-------------------------------------------------------------------------------------------------------
                                FISCAL YEAR 2003        ANNUALIZED
                            -------------------------------------------------
                                MANAGEMENT BUDGET            PROJECTION             AAA PROJECTION
                            -------------------------------------------------------------------------------------
      DESCRIPTION              TOTAL       PER UNIT      TOTAL      PER UNIT       TOTAL      PER UNIT       %
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,584,230   $    8,610   $1,537,432   $    8,356   $1,674,552   $    9,101    100.0%

  Vacancy                   $  122,494   $      666   $  328,100   $    1,783   $  167,455   $      910     10.0%
  Credit Loss/Concessions   $   19,200   $      104   $   48,824   $      265   $   33,491   $      182      2.0%
                            -------------------------------------------------------------------------------------
    Subtotal                $  141,694   $      770   $  376,924   $    2,049   $  200,946   $    1,092     12.0%

  Laundry Income            $    8,628   $       47   $    4,604   $       25   $    4,600   $       25      0.3%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0      0.0%
  Other Misc. Revenue       $   19,651   $      107   $    3,880   $       21   $   20,240   $      110      1.2%
                            -------------------------------------------------------------------------------------
    Subtotal Other Income   $   28,279   $      154   $    8,484   $       46   $   24,840   $      135      1.5%

                            -------------------------------------------------------------------------------------
Effective Gross Income      $1,470,815   $    7,994   $1,168,992   $    6,353   $1,498,446   $    8,144    100.0%

Operating Expenses
  Taxes                     $  135,529   $      737   $  135,668   $      737   $   92,000   $      500      6.1%
  Insurance                 $    8,554   $       46   $   76,080   $      413   $   36,800   $      200      2.5%
  Utilities                 $   45,600   $      248   $  103,816   $      564   $   50,600   $      275      3.4%
  Repair & Maintenance      $   82,056   $      446   $   96,692   $      526   $   87,400   $      475      5.8%
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0      0.0%
  Landscaping               $   43,200   $      235   $   33,828   $      184   $   29,440   $      160      2.0%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0      0.0%
  Marketing & Leasing       $   22,380   $      122   $   33,592   $      183   $   23,000   $      125      1.5%
  General Administrative    $  179,700   $      977   $  203,480   $    1,106   $  202,400   $    1,100     13.5%
  Management                $   76,452   $      416   $   62,144   $      338   $   74,922   $      407      5.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0                   0.0%

                            -------------------------------------------------------------------------------------
Total Operating Expenses    $  593,471   $    3,225   $  745,300   $    4,051   $  596,562   $    3,242     39.8%

  Reserves                  $        0   $        0   $        0   $        0   $   46,000   $      250      7.7%

                            -------------------------------------------------------------------------------------
Net Income                  $  877,344   $    4,768   $  423,692   $    2,303   $  855,883   $    4,652     57.1%

-----------------------------------------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE LOFT, RALEIGH, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                    CAPITALIZATION RATES
              -----------------------------------------------------------------
                      GOING-IN                              TERMINAL
              -----------------------------------------------------------------
              LOW                HIGH             LOW                     HIGH
-------------------------------------------------------------------------------
RANGE         6.00%             10.00%           7.00%                   10.00%
AVERAGE                8.14%                                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE LOFT, RALEIGH, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.     PRICE/UNIT          OAR
--------------------------------------------------------------
  I-1         Jul-02        91%        $71,277           7.32%
  I-2         Nov-01        98%        $61,224           9.44%
  I-3         Oct-01        94%        $42,151          10.42%
  I-4         Oct-01        92%        $49,314           8.89%
  I-5         Nov-00        97%        $62,939           8.30%
--------------------------------------------------------------
                                          High          10.42%
                                           Low           7.32%
                                       Average           8.87%
--------------------------------------------------------------

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $8,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE LOFT, RALEIGH, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE LOFT, RALEIGH, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                    THE LOFT

                                YEAR    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008      APR-2009
                         FISCAL YEAR        1            2            3            4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,674,552   $1,674,552   $1,699,670   $1,733,664   $1,785,674   $1,839,244

  Vacancy                              $  205,044   $  167,455   $  169,967   $  173,366   $  178,567   $  183,924
  Credit Loss                          $   33,491   $   33,491   $   33,993   $   34,673   $   35,713   $   36,785
  Concessions                          $   25,118   $   33,491   $   16,997   $        0   $        0   $        0
                                       ---------------------------------------------------------------------------
    Subtotal                           $  263,653   $  234,437   $  220,957   $  208,040   $  214,281   $  220,709

  Laundry Income                       $    4,600   $    4,600   $    4,669   $    4,762   $    4,905   $    5,052
  Garage Revenue                       $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $   20,240   $   20,240   $   20,544   $   20,954   $   21,583   $   22,231
                                       ---------------------------------------------------------------------------
      Subtotal Other Income            $   24,840   $   24,840   $   25,213   $   25,717   $   26,488   $   27,283

                                       ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,435,739   $1,464,955   $1,503,926   $1,551,341   $1,597,881   $1,645,818

OPERATING EXPENSES:
  Taxes                                $   92,000   $   94,760   $   97,603   $  100,531   $  103,547   $  106,653
  Insurance                            $   36,800   $   37,904   $   39,041   $   40,212   $   41,419   $   42,661
  Utilities                            $   50,600   $   52,118   $   53,682   $   55,292   $   56,951   $   58,659
  Repair & Maintenance                 $   87,400   $   90,022   $   92,723   $   95,504   $   98,369   $  101,321
  Cleaning                             $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                          $   29,440   $   30,323   $   31,233   $   32,170   $   33,135   $   34,129
  Security                             $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   23,000   $   23,690   $   24,401   $   25,133   $   25,887   $   26,663
  General Administrative               $  202,400   $  208,472   $  214,726   $  221,168   $  227,803   $  234,637
  Management                           $   71,787   $   73,248   $   75,196   $   77,567   $   79,894   $   82,291
  Miscellaneous                        $        0   $        0   $        0   $        0   $        0   $        0

                                       ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  593,427   $  610,537   $  628,604   $  647,577   $  667,004   $  687,015

  Reserves                             $   46,000   $   47,380   $   48,801   $   50,265   $   51,773   $   53,327

                                       ---------------------------------------------------------------------------
NET OPERATING INCOME                   $  796,312   $  807,038   $  826,520   $  853,498   $  879,103   $  905,476

------------------------------------------------------------------------------------------------------------------

  Operating Expense Ratio (% of EGI)         41.3%        41.7%        41.8%        41.7%        41.7%        41.7%
  Operating Expense Per Unit           $    3,225   $    3,318   $    3,416   $    3,519   $    3,625   $    3,734

------------------------------------------------------------------------------------------------------------------
                                YEAR    APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
                         FISCAL YEAR        7            8            9            10          11
-----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,894,421   $1,951,254   $2,009,791   $2,070,085   $2,132,188

  Vacancy                              $  189,442   $  195,125   $  200,979   $  207,009   $  213,219
  Credit Loss                          $   37,888   $   39,025   $   40,196   $   41,402   $   42,644
  Concessions                          $        0   $        0   $        0   $        0   $        0
                                       --------------------------------------------------------------
    Subtotal                           $  227,331   $  234,150   $  241,175   $  248,410   $  255,863

  Laundry Income                       $    5,204   $    5,360   $    5,521   $    5,687   $    5,857
  Garage Revenue                       $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $   22,898   $   23,584   $   24,292   $   25,021   $   25,771
                                       --------------------------------------------------------------
      Subtotal Other Income            $   28,101   $   28,945   $   29,813   $   30,707   $   31,628

                                       --------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,695,192   $1,746,048   $1,798,429   $1,852,382   $1,907,954

OPERATING EXPENSES:
  Taxes                                $  109,853   $  113,148   $  116,543   $  120,039   $  123,640
  Insurance                            $   43,941   $   45,259   $   46,617   $   48,016   $   49,456
  Utilities                            $   60,419   $   62,232   $   64,099   $   66,022   $   68,002
  Repair & Maintenance                 $  104,360   $  107,491   $  110,716   $  114,037   $  117,458
  Cleaning                             $        0   $        0   $        0   $        0   $        0
  Landscaping                          $   35,153   $   36,207   $   37,294   $   38,413   $   39,565
  Security                             $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   27,463   $   28,287   $   29,136   $   30,010   $   30,910
  General Administrative               $  241,676   $  248,926   $  256,394   $  264,086   $  272,009
  Management                           $   84,760   $   87,302   $   89,921   $   92,619   $   95,398
  Miscellaneous                        $        0   $        0   $        0   $        0   $        0

                                       --------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  707,625   $  728,854   $  750,719   $  773,241   $  796,438

  Reserves                             $   54,926   $   56,574   $   58,271   $   60,020   $   61,820

                                       --------------------------------------------------------------
NET OPERATING INCOME                   $  932,641   $  960,620   $  989,438   $1,019,122   $1,049,695
-----------------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         41.7%        41.7%        41.7%        41.7%        41.7%

  Operating Expense Per Unit           $    3,846   $    3,961   $    4,080   $    4,202   $    4,328

-----------------------------------------------------------------------------------------------------

Estimated Stabilized NOI     $855,883   Sales Expense Rate     3.00%
Months to Stabilized               12   Discount Rate         11.50%
Stabilized Occupancy             90.0%  Terminal Cap Rate     10.00%

Gross Residual Sale Price      $10,496,952     Deferred Maintenance          $        0
  Less: Sales Expense          $   314,909     Add: Excess Land              $        0
                               -----------
Net Residual Sale Price        $10,182,044     Other Adjustments             $        0
                                                                             ----------
PV of Reversion                $ 3,428,359     Value Indicated By "DCF"      $8,790,496
Add: NPV of NOI                $ 5,362,138              Rounded              $8,800,000
                               -----------
PV Total                       $ 8,790,496

                          "DCF" VALUE SENSITIVITY TABLE

                                                             DISCOUNT RATE
                                -----------------------------------------------------------------------------
TOTAL VALUE                       11.00%           11.25%            11.50%           11.75%         12.00%
-------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE      9.50%    $9,264,299       $9,116,014        $8,970,936       $8,828,986     $8,690,083
                       9.75%    $9,167,512       $9,021,380        $8,878,403       $8,738,502     $8,601,599
                      10.00%    $9,075,564       $8,931,478        $8,790,496       $8,652,542     $8,517,539
                      10.25%    $8,988,102       $8,845,961        $8,706,878       $8,570,775     $8,437,579
                      10.50%    $8,904,804       $8,764,517        $8,627,241       $8,492,902     $8,361,427

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE LOFT, RALEIGH, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently 86% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $32,000 as shown in the following table.

DESCRIPTION                                YEAR 1
--------------------------------------------------
"As Is" Net Operating Income              $796,312
Stabilized Net Operating Income           $832,021
                                          --------
Difference                                $ 35,709

PV of Income Loss During Lease-Up         $ 32,026

                                          --------
     Rounded                              $ 32,000
                                          --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $62,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE LOFT, RALEIGH, NORTH CAROLINA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE LOFT, RALEIGH, NORTH CAROLINA

                                    THE LOFT

                                                           TOTAL    PER SQ. FT.   PER UNIT    %OF EGI
------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                             $1,674,552    $ 8.14      $ 9,101

  Less: Vacancy & Collection Loss          12.00%       $  200,946    $ 0.98      $ 1,092

  Plus: Other Income
    Laundry Income                                      $    4,600    $ 0.02      $    25      0.31%
    Garage Revenue                                      $        0    $ 0.00      $     0      0.00%
    Other Misc. Revenue                                 $   20,240    $ 0.10      $   110      1.35%
                                                        ----------------------------------------------
      Subtotal Other Income                             $   24,840    $ 0.12      $   135      1.66%

EFFECTIVE GROSS INCOME                                  $1,498,446    $ 7.29      $ 8,144

OPERATING EXPENSES:
  Taxes                                                 $   92,000    $ 0.45      $   500      6.14%
  Insurance                                             $   36,800    $ 0.18      $   200      2.46%
  Utilities                                             $   50,600    $ 0.25      $   275      3.38%
  Repair & Maintenance                                  $   87,400    $ 0.43      $   475      5.83%
  Cleaning                                              $        0    $ 0.00      $     0      0.00%
  Landscaping                                           $   29,440    $ 0.14      $   160      1.96%
  Security                                              $        0    $ 0.00      $     0      0.00%
  Marketing & Leasing                                   $   23,000    $ 0.11      $   125      1.53%
  General Administrative                                $  202,400    $ 0.98      $ 1,100     13.51%
  Management                                5.00%       $   74,922    $ 0.36      $   407      5.00%
  Miscellaneous                                         $        0    $ 0.00      $     0      0.00%

TOTAL OPERATING EXPENSES                                $  596,562    $ 2.90      $ 3,242     39.81%

  Reserves                                              $   46,000    $ 0.22      $   250      3.07%
                                                        ----------------------------------------------
NET OPERATING INCOME                                    $  855,883    $ 4.16      $ 4,652     57.12%

  "GOING IN" CAPITALIZATION RATE                             9.50%

  VALUE INDICATION                                      $9,009,300    $43.82      $48,964

  LESS: LEASE-UP COST                                  ($   32,000)
  PV OF CONCESSIONS                                    ($   62,000)

  "AS IS" VALUE INDICATION
       (DIRECT CAPITALIZATION APPROACH)                 $8,915,300

             ROUNDED                                    $8,900,000    $43.28      $48,370

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
THE LOFT, RALEIGH, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED        $/UNIT           $/SF
--------------------------------------------------------------------------
  8.75%           $9,687,525       $9,700,000       $52,717         $47.18
  9.00%           $9,415,816       $9,400,000       $51,087         $45.72
  9.25%           $9,158,794       $9,200,000       $50,000         $44.74
  9.50%           $8,915,300       $8,900,000       $48,370         $43.28
  9.75%           $8,684,292       $8,700,000       $47,283         $42.31
 10.00%           $8,464,835       $8,500,000       $46,196         $41.34
 10.25%           $8,256,083       $8,300,000       $45,109         $40.37

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                            $8,800,000
Direct Capitalization Method                             $8,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
THE LOFT, RALEIGH, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                  $8,600,000
Income Approach                                            $8,800,000
Reconciled Value                                           $8,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $8,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE LOFT, RALEIGH, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LOFT, RALEIGH, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LOFT, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - PROPERTY SIGN PICTURE]      [EXTERIOR - OFFICE PICTURE]

[INTERIOR - OFFICE  PICTURE]            [INTERIOR - POOL ROOM PICTURE]

[EXTERIOR - TYPICAL UNIT PICTURE]       [EXTERIOR - TYPICAL UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LOFT, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[INTERIOR - TYPICAL UNIT PICTURE]      [INTERIOR - TYPICAL KITCHEN PICTURE]

[INTERIOR - FITNESS FACILITY PICTURE] [EXTERIOR - SAND VOLLEYBALL COURT PICTURE]

[EXTERIOR - TENNIS COURT PICTURE]     [EXTERIOR - PLAYGROUND PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LOFT, RALEIGH, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LOFT, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

       COMPARABLE I-1            COMPARABLE I-2            COMPARABLE I-3
   COTTAGES OF STONEHENGE        CALIBRE CHASE               POLO RUN
  7600 Falcon Rest Circle    231 Calibre Chase Drive     1803 Hillock Drive
  Raleigh, North Carolina    Raleigh, North Carolina   Raleigh, North Carolina

      [PICTURE]                    [PICTURE]                 [PICTURE]

     COMPARABLE I-4              COMPARABLE I-5
      HIDDEN CREEK              SEDGEWOOD GREEN
5601 Old Wake Forest Road   3917 Knickerbocker Parkway
 Raleigh, North Carolina     Raleigh, North Carolina

      [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LOFT, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
  DESCRIPTION                                         SUBJECT                                              R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Loft                                            Shellbrook
  Management Company              AIMCO                                               Drucker & Falk LLC
LOCATION:
  Address                         214 Loft Lane                                       901 Shellbrook
  City, State                     Raleigh, North Carolina                             Raleigh, North Carolina
  County                          Wake                                                Wake
  Proximity to Subject                                                                0.70 mile to the west of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          205,615                                             208,248
  Year Built                      1975                                                1971
  Effective Age                   25                                                  32
  Building Structure Type                                                             Brick & wood/vinyl siding; composition shingle
  Parking Type (Gr., Cov., etc.)                                                      Open
  Number of Units                 184                                                 238
  Unit Mix:                                Type             Unit  Qty.   Mo. Rent              Type              Unit Qty.    Mo.
                                   1 Terrace - 1Bd/1Ba       800   28      $650        1 1Bd/1Ba - Type 1         706  48    $475
                                   2 Gable - 1Bd/1Ba       1,035   38      $720        1 1Bd/1Ba - Type 2         755  48    $485
                                   3 Pinnacle - 2Bd/1.5Ba  1,045   28      $752        1 1Bd/1Ba - Type 3         765  56    $499
                                   4 Veranda - 2Bd/2Ba     1,250   65      $767        2 2Bd/1Ba                  996  12    $675
                                   5 Trellis - 3Bd/2Ba     1,335   25      $932        4 2Bd/2Ba - Type 1       1,071  40    $700
                                                                                         2Bd/2Ba - Type 2       1,130  12    $725
                                                                                         2Bd/2.5Ba              1,224  22    $815
  Average Unit Size (SF)          1,117                                               700
  Unit Breakdown:                    Efficiency             2-Bedroom                    Efficiency   0%         2-Bedroom     36%
                                     1-Bedroom              3-Bedroom                    1-Bedroom   64%         3-Bedroom      0%
CONDITION:                                                                            Average
APPEAL:                                                                               Average
AMENITIES:
  Unit Amenities                         Attach. Garage       X    Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                   X     Balcony              X    W/D Connect.         X     Balcony             X  W/D Connect.
                                   X     Fireplace                                      X     Fireplace
                                   X     Cable TV Ready                                 X     Cable TV Ready
  Project Amenities                X     Swimming Pool                                  X     Swimming Pool
                                         Spa/Jacuzzi               Car Wash                   Spa/Jacuzzi            Car Wash
                                   X     Basketball Court     X    BBQ Equipment              Basketball Court       BBQ Equipment
                                   X     Volleyball Court          Theater Room               Volleyball Court       Theater Room
                                   X     Sand Volley Ball          Meeting Hall               Sand Volley Ball       Meeting Hall
                                   X     Tennis Court              Secured Parking      X     Tennis Court           Secured Parking
                                         Racquet Ball         X    Laundry Room               Racquet Ball        X  Laundry Room
                                         Jogging Track             Business Office            Jogging Track          Business Office
                                   X     Gym Room             X    Billiards            X     Gym Room               Billiards
                                   X      Playground                                           Playground
OCCUPANCY:                        86%                                                 88%
LEASING DATA:
  Available Leasing Terms         6 to 15 months                                      3, 6, 9, and 12 month
  Concessions                     Reduced rents ($50 to $130)                         Reduced rents ($50 to $75 off)
  Pet Deposit                     $250                                                $150 with $50 non-refundable and pet rent
  Utilities Paid by Tenant:        X       Electric           X    Natural Gas          X     Electric            X   Natural Gas
                                           Water                   Trash                      Water                   Trash
  Confirmation                    Billy Booth - Property Manager                      Ellen Nicholas
  Telephone Number                919-847-3162                                        919-782-7734
NOTES:
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:                                                              Similar
------------------------------------------------------------------------------------------------------------------------------------

                                                    COMPARABLE                                        COMPARABLE
  DESCRIPTION                                          R - 2                                             R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Archstone Ridgewood                               Paces Arbor
  Management Company              Archstone                                         Alliance Residential
LOCATION:
  Address                         120 Ridgewood Drive                               6500 Paces Arbor Circle
  City, State                     Raleigh, North Carolina                           Raleigh, North Carolina
  County                          Wake                                              Wake
  Proximity to Subject            0.50 mile to the north of the subject             0.75 mile to the northwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          165,492                                           64,027
  Year Built                      1986                                              1986
  Effective Age                   17                                                17
  Building Structure Type         Brick & wood/vinyl siding; composition shingle    Wood/vinyl siding; composition shingle
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 228                                               101
  Unit Mix:                             Type              Unit   Qty.       Mo.            Type            Unit   Qty.        Mo.
                                  0 1Bd/1Ba - Type 1       510    34       $440     0 1Bd/1Ba - Type 1      625    18        $495
                                  0 1Bd/1Ba - Type 2       624    72       $465     1 1Bd/1Ba - Type 2      788    35        $620
                                  1 1Bd/1Ba - Type 3       710    32       $550     2 1Bd/1Ba - Type 3      938    13        $670
                                  2 2Bd/1Ba                836    34       $600     4 2Bd/2Ba               1,136  35        $730
                                  0 2Bd/2Ba                930    56       $630
  Average Unit Size (SF)          726                                               899
  Unit Breakdown:                   Efficiency   0%        2-Bedroom         39%      Efficiency   0%      2-Bedroom           35%
                                    1-Bedroom   61%        3-Bedroom          0%      1-Bedroom   65%      3-Bedroom            0%
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling           Attach. Garage         Vaulted Ceiling
                                   X      Balcony           X     W/D Connect.       X      Balcony           X    W/D Connect.
                                   X      Fireplace                                  X      Fireplace
                                   X      Cable TV Ready                             X      Cable TV Ready
  Project Amenities                X      Swimming Pool                              X      Swimming Pool
                                          Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi            Car Wash
                                          Basketball Court        BBQ Equipment             Basketball Court       BBQ Equipment
                                          Volleyball Court        Theater Room              Volleyball Court       Theater Room
                                          Sand Volley Ball        Meeting Hall              Sand Volley Ball       Meeting Hall
                                   X      Tennis Court            Secured Parking           Tennis Court           Secured Parking
                                          Racquet Ball      X      Laundry Room              Racquet Ball           Laundry Room
                                          Jogging Track           Business Office           Jogging Track          Business Office
                                   X      Gym Room                Billiards          X      Gym Room               Billiards
                                           Playground                                        Playground
OCCUPANCY:                        93%                                               89%
LEASING DATA:
  Available Leasing Terms         3-12 month                                        3, 6, 9, 12, 28 month
  Concessions                     $125 off market                                   Reduced rents ($45 off with a 12 month lease)
  Pet Deposit                     $250 to 350 non-refundable and pet rent           $275 non-refundable
  Utilities Paid by Tenant:        X      Electric          X     Natural Gas        X      Electric        X      Natural Gas
                                   X      Water             X     Trash                     Water           X      Trash
  Confirmation                    Leasing Agent                                     Lisa Cypert
  Telephone Number                919-848-3511                                      919-847-1112
NOTES:
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:          Similar                                           Similar
------------------------------------------------------------------------------------------------------------------------------------

                                                    COMPARABLE                                        COMPARABLE
  DESCRIPTION                                          R - 4                                             R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Laurel Springs                                    Lynnwood Park
  Management Company              Brookside Properties                              Lampe Management
LOCATION:
  Address                         500-103 Bridleridge Drive                         6200 North Hills Drive
  City, State                     Raleigh, North Carolina                           Raleigh, North Carolina
  County                          Wake                                              Wake
  Proximity to Subject            0.70 mile to the north of the subject             1.0 mile to the west of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          137,028                                           139,200
  Year Built                      1986                                              1982
  Effective Age                   17                                                21
  Building Structure Type         Wood/vinyl siding; composition shingle            Brick & wood/vinyl siding; composition shingle
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 122                                               152
  Unit Mix:                             Type              Unit  Qty.        Mo.          Type                Unit Qty.        Mo.
                                  1 1Bd/1Ba                 933  50        $709     0 1Bd/1Ba                 600  72        $535
                                  4 2Bd/2Ba - Type 1      1,343  40        $869     4 2Bd/2Ba               1,200  80        $690
                                  4 2Bd/2Ba - Type 2      1,414  32        $909
  Average Unit Size (SF)          1,194                                             916
  Unit Breakdown:                   Efficiency     0%     2-Bedroom          59%      Efficiency      0%    2-Bedroom          53%
                                    1-Bedroom     41%     3-Bedroom           0%      1-Bedroom      47%    3-Bedroom           0%
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                        Attach. Garage           Vaulted Ceiling           Attach. Garage    X     Vaulted Ceiling
                                   X    Balcony            X     W/D Connect.              Balcony           X     W/D Connect.
                                   X    Fireplace                                          Fireplace
                                   X    Cable TV Ready                               X     Cable TV Ready
  Project Amenities                X    Swimming Pool                                X     Swimming Pool
                                        Spa/Jacuzzi        X     Car Wash                  Spa/Jacuzzi             Car Wash
                                        Basketball Court         BBQ Equipment             Basketball Court        BBQ Equipment
                                        Volleyball Court         Theater Room              Volleyball Court        Theater Room
                                        Sand Volley Ball         Meeting Hall              Sand Volley Ball        Meeting Hall
                                        Tennis Court             Secured Parking     X     Tennis Court            Secured Parking
                                        Racquet Ball             Laundry Room              Racquet Ball      X     Laundry Room
                                   X    Jogging Track            Business Office           Jogging Track           Business Office
                                        Gym Room                 Billiards                 Gym Room                Billiards
                                   X     Playground                                  X      Playground
OCCUPANCY:                        98%                                               89%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                    6 to 12 months
  Concessions                     Reduced rents ($110 off)                          Reduced rents ($40 to $50 off)
  Pet Deposit                     $290 non-refundable                               $200 non-refundable
  Utilities Paid by Tenant:        X    Electric           X     Natural Gas         X     Electric          X     Natural Gas
                                   X    Water                    Trash                     Water             X     Trash
  Confirmation                    Susan McNealage                                   Alexis Winemiller
  Telephone Number                919-846-8267                                      919-847-0349
NOTES:
----------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:          Similar                                           Similar
----------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LOFT, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1            COMPARABLE R-2             COMPARABLE R-3
       SHELLBROOK            ARCHSTONE RIDGEWOOD            PACES ARBOR
     901 Shellbrook          120 Ridgewood Drive       6500 Paces Arbor Circle
 Raleigh, North Carolina   Raleigh, North Carolina     Raleigh, North Carolina

      [PICTURE]                  [PICTURE]                   [PICTURE]

     COMPARABLE R-4            COMPARABLE R-5
     LAUREL SPRINGS            LYNNWOOD PARK
500-103 Bridleridge Drive  6200 North Hills Drive
 Raleigh, North Carolina   Raleigh, North Carolina

      [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LOFT, RALEIGH, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LOFT, RALEIGH, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LOFT, RALEIGH, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LOFT, RALEIGH, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LOFT, RALEIGH, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach
                                             ----------------------------
                                                Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                         #2578

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LOFT, RALEIGH, NORTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LOFT, RALEIGH, NORTH CAROLINA

                                      FRANK A. FEHRIBACH, MAI
                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation          Mr. Fehribach has experience in valuations for resort
                      hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                      Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

   EDUCATION          University of Texas - Arlington

                        Master of Science - Real Estate

                      University of Dallas

                        Master of Business Administration - Industrial
                      Management
                        Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LOFT, RALEIGH, NORTH CAROLINA

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30828
                      State of Arkansas, State Certified General Appraiser, #CG1387N
                      State of Colorado, Certified General Appraiser,
                      #CG40000445
                      State of Georgia, Certified General Real Property
                      Appraiser,
                      #218487
                      State of Michigan, Certified General Appraiser,
                      #1201008081
                      State of Texas, Real Estate Salesman License, #407158 (Inactive)
                      State of Texas, State Certified General Real Estate Appraiser,
                      #TX-1323954-G

PROFESSIONAL          Appraisal Institute, MAI Designated Member

 AFFILIATIONS         Candidate Member of the CCIM Institute pursuing Certified
                      Commercial Investment Member (CCIM) designation

 PUBLICATIONS         "An Analysis of the Determinants of Industrial Property
                                     -authored with Dr. Ronald C. Rutherford and
                      Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                      8, No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE LOFT, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE LOFT, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.